Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-222515, 333-223322, 333-256046, 333-263858, 333-265018, 333-266354, 333-279725, and 333-290537) on Form S-8 of our reports dated February 18, 2026, with respect to the consolidated financial statements of Liberty Latin America Ltd. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 18, 2026